Home Equity Loan-Backed Term Notes, GMACM Series 2002-HLTV1
Payment Date	05/27/2003

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	170,508,205.98	16,859,468.10
Beginning PFA	0.00	0.00
Ending Pool Balance	165,786,623.58	16,330,270.30
Ending PFA Balance	-	-
Principal Collections	4,547,196.40	444,235.74
Principal Draws	-	-
Net Principal Collections	4,547,196.40	444,235.74
Active Loan Count	4,282	229

Interest Collections	1,881,530.45	178,808.52

Weighted Average Net Loan Rate	13.79065%	13.53735%
Substitution Loan Amout	-	-
Repurchased Loan Amount	-	-
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	166,728,382.22	161,036,818.94	0.8475622	5,691,563.28	641,904.27	0.00	0.7632	4.620%
Class A-2	15,833,608.94	15,277,574.94	0.7275036	556,034.00	65,181.69	0.00	0.0724	4.940%

Certificates	-	-	-	-	35,286.45	-	-	-

Beginning Overcollateralization Amount	4,805,682.92
Overcollateralization Amount Increase (Decrease)	996,817.08
Outstanding Overcollateralization Amount	5,802,500.00
Overcollateralization Target	5,802,500.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Loan Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	970,237.27		23	0.59%
Delinquent Loans (60 Days)*	494,270.64		10	0.30%
Delinquent Loans (90 Days)*	599,351.63		12	0.36%
Delinquent Loans (120 Days)*	439,072.67		11	0.26%
Delinquent Loans (150 Days)*	381,084.51		9	0.23%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

			Number	Percent
Loan Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	84,756.15		1	0.52%
Delinquent Loans (60 Days)*	-		0	0.00%
Delinquent Loans (90 Days)*	165,480.88		2	1.01%
Delinquent Loans (120 Days)*	149,701.66		2	0.92%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	888,825.53
Current Month Loss Amount	259,348.06
Current Month Principal Recovery	16,832.87
Net Ending Loss Amount	1,131,340.72	0.01

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Ending CIA Balance Transferred to Seller	0.00
Remaining Balance in CIA Act. due to GMAC	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Remaining Balance in Prefund Act. due to Note Holders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0.00